Exhibit 4.29

Federal Supervisory Service for Communications

Addendum No. 2

to License No. 30255 (Account Series A 030157)
dated December 30, 2003

The line “Start of services’ rendering (not later than)” of the Licensee title-page shall be revised to read as follows:

“June 30, 2006”

Deputy Manager,
Federal Supervisory Service for Communications	S. A. Malyanov

April 26, 2005